EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-02441, 333-07661, 333-15819, 333-22153, 333-31795, 333-48042, 333-48385, 333-57234 and 333-100123 and Form S-8 Nos. 333-122553, 333-41534, 333-73544, 333-47543, 333-53292, 333-75372 and 333-75374) of ImmunoGen, Inc. and in the related Prospectuses of our reports dated August 24, 2006, with respect to the consolidated financial statements and schedule of ImmunoGen, Inc., ImmunoGen, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ImmunoGen, Inc., included in the Annual Report (Form 10-K) for the year ended June 30, 2006.

                                    /s/ Ernst & Young LLP

Boston, Massachusetts
August 24, 2006